LETTER OF AWARENESS




December 20, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     ICN Pharmaceuticals, Inc.
        Registration Statement
        on Form S-8

We are aware that our report dated August 4, 1994 on our review of interim financial information of ICN Pharmaceuticals, Inc. ("Old ICN", as defined in this Registration Statement) as of June 30, 1994 and for the three and six month period ended June 30, 1994 and 1993 is incorporated by reference
in this Registration Statement on Form S-8 (File No. 33-     ).  Pursuant
to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,



COOPERS & LYBRAND L.L.P.